Exhibit 10.10

Performance Share Termination Agreement

This Performance Share Termination Agreement (this “Award Termination Agreement”), dated as of July __, 2018 (the “Termination Date”), between ServiceMaster Global Holdings, Inc., a Delaware Corporation (the “Company”), and ____________ (the “Participant”).

WHEREAS, the Company and the Participant entered into a Performance Share Agreement, dated as of [                                      ] (the “Award Agreement”).

WHEREAS, the Company and the Participant desire to terminate the Award Agreement, effective July 31, 2018.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and subject to the terms and conditions set forth herein, the parties agree as follows:

1.  The Award Agreement shall terminate as of July 31, 2018 without any further action by the Company or the Participant.

2.  The Participant agrees that such termination shall be final and without regard to whether any vesting conditions (including any performance conditions) set forth in the Award Agreement or the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan (the “Plan”) are or become satisfied.

3.  Participant hereby waives any rights, title or interests in or arising under or in connection with such Award and under the Plan in connection with such Award, including the right to dividend equivalents.

4.  The Company hereby waives enforcement of the restrictive covenants set forth in such Award Agreement provided that such waiver shall not apply to restrictive covenants set forth in other agreements between the Company and the Participant or policies of the Company.

5.  This Award Termination Agreement shall be binding upon and inure to the benefit of the parties to this Award Termination Agreement and their respective successors and assigns. Nothing in this Award Termination Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Award Termination Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

6.  Any dispute or controversy between the Participant and the Company, whether arising out of or relating to this Award Termination Agreement, the breach of this Award Termination Agreement, or otherwise, shall be resolved in accordance with the ServiceMaster We Listen Dispute Resolution Plan then in effect.  Notwithstanding the foregoing, the Participant agrees that the Company may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo.

7.  This Award Termination Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction. Subject to the dispute resolution provision contained herein, any judicial action to enforce, interpret or challenge this Award Termination Agreement shall be brought in the federal or state courts located in the State of Delaware, which shall be the exclusive forum for resolving such disputes. Both parties irrevocably consent to the personal jurisdiction of such courts for purposes of any such action.

8.  This Award Termination Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

PARTICIPANT

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:
Name:
Title: